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                                                                   Exhibit 10.20

                             MANUFACTURING AGREEMENT

This Manufacturing Agreement ("Agreement") is effective this 22 day of May 2003 by and between Luther Needlesafe Products, Inc.., a California corporation ("LNP") located at 3199 Airport Loop Drive Costa Mesa C.A. 92626 and Plastics Engineering & Development, Inc., a California corporation ("PEDI") located at 2731 Locker Avenue West Carlsbad, C.A. 92008, LNP and PEDI are sometimes hereinafter referred to individually as "party" and collectively as "parties."

                                    RECITALS

A. LNP owns the right, title and interest, to a medical device referred to as the Luther Safety Huber Needle ("Products").

B. PEDI has certain knowledge and expertise in manufacturing including but not limited to injection molding, assembling, packaging and sterilizing, FDA Federal and State regulatory requirements (See Exhibit A) to supply LNP with finished goods of their Products.

C. LNP desires to engage PEDI to manufacture the Products and PEDI desires to manufacture the Products on the terms and condition set forth in the Agreement.

                              OPERATIVE PROVISIONS

      1. Incorporation of Recitals: The Recitals are incorporated herein and by this reference made a part hereof.

      2. Agreement to Manufacture: During the term of and subject to the terms and Conditions of this Agreement, PEDI shall manufacture the Products and LNP shall purchase from PEDI the Products in such quantities as stated in the purchase orders submitted by LNP and at the prices set forth in this agreement. The Products shall be manufactured in accordance with LNP's standard specification for the Products. LNP shall provide PEDI with the standard specifications, Master Device Flies (MDF) for the Products prior to the manufacture of the Products subject to the confidentiality provision set forth in Section 12 below. In the event LNP requests an alteration to the standard specifications, PEDI shall provide LNP with revised Products pricing. Upon LNP acceptance of the revised pricing, and the appropriate changes made to the MDF, PEDI will implement the requested alterations. At which time LNP will assume immediate responsibility for the agreed additional cost.

            i) Manufacturing Capacity: PEDI is currently capable of manufacturing two hundred thousand, (200, 000) units of Products for LNP on a monthly basis beginning with the first delivery date. For each addition increase of fifty thousand, (50,000) units monthly LNP will give PEDI thirty (30) days prior notice in order to adequately expand its manufacturing capability to meet LNP future needs.

            ii) Manufacturing Efficiency: PEDI will notify LNP of any price reductions as a result of PEDI manufacturing efficiency. Such saving will be shared equally between LNP and PEDI.


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            iii)  Right to manufacturing: LNP will grant PEDI exclusive rights to manufacture LNP Products based on the following:

                  (A) PEDI is capable of meeting demand for the Products, (LNP will give PEDI adequate time to ramp-up its manufacturing to meet any additional demand for its products as stated in 2i above).

                  (B) PEDI can continue to compete with pricing for the products.

3. Term/Shipping: The term of this agreement shall commence on the date when the first finished Products are delivered FOB to LNP, (at the above address for LNP) and continue for a period of two (2) years subject to the terms and conditions of this Agreement. LNP shall have two (2) options to renew this Agreement for a period of two (2) years for each option.

4. Price Per Unit: LNP shall pay PEDI One Dollar and Twenty Cents ($1.20) for each unit of Product without a needleless Y site. LNP shall pay PEDI One Dollar and Sixty-four Cents ($1.64) for each unit of Products with a needleless Y site. These prices are based on average monthly orders of one hundred thousand, (100,000) units of Products. The above prices are inclusive of complete assembly, packaged and boxed including Gamma Sterilization.

5. Materials and Labor Cost Increased/Decreased: PEDI will guarantee all pricing for the first year of this agreement to LNP. Thereafter all material cost increased/decreases associated with the manufacture of the Products will be passed on to LNP immediately. Upon written or verbal request, PEDI will provide proof of material increased/decreases as received from the vendor. Prior to any labor cost increase associated with the production of Products PEDI will give LNP 90 days notice. In the event LNP does not agree with the price increase, LNP may elect to move the business to an alternative manufacturer. In the event LNP elects to move the production, LNP will give PEDI ninety days notice. In the event LNP elects to move the business to an alternative manufacturer and/or ramp-down its production, LNP will pay PEDI for all of the open invoices for Products, and will pay PEDI for all of the components and materials PEDI has in its inventory.

6. Purchase Orders/Forecast/Payment: LNP will submit to PEDI Purchase Orders, (PO's) for all Products ordered. Each PO will consist of Products order numbers, description and quantities in cases. Each case shall contain four (4) boxes consisting or twenty-five (25) units of Products per box, for a total of one hundred, (100) units of Products in each case, LNP will provide PEDI a forecast and product mix to the best of LNP to estimate Products volume based on three,
(3) month rolling average. These forecasts may be adjusted for a change from time to time based on new products information.

7. Contractual Termination: LNP will be liable for any raw materials, (as stated in #5 above), and finished Products, to include Products at the sterilizer.


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8.    Injection Molding Tooling Charge: NP will pay Thirty-Five Thousand Four
Hundred dollars, ($35,400) to PEDI to create three, (3) eight, (8) cavity-molds to produce the housing for the LNP Products device. LNP will pay this amount in three, (3) equal installments. These installments will be made as follows:

            A)    One-Third (1/3) down before work begins on the tool.

            B)    One-Third (1/3) upon receipt of first articles.

            C) One-Third (1/3) upon acceptance of first article, but not to exceed 30 days from receipt of final first article.

After the 3rd installment payment for this tool it will become the property of LNP.

9. Validation Reports: PEDI will provide LNP with all necessary Validation Reports. LNP will reimburse PEDI for direct charges incurred. These charges will be reasonable and in accordance with industry standards.

10. Force Majeure: PEDI failure to perform its obligations hereunder shall be excused to the extent and for the period of time said non-conformance is caused by the occurrence of war, invasion, fire, explosion, flood, riot, strikes, acts of God, delays or defaults of carriers, emergency shortages, or other causes PEDI, (and their suppliers), reasonable control.

11. Compliance with Law: PEDI shall comply with all applicable laws and regulations related to the manufacturing of the Products, LNP shall comply with all rules and regulations related to its securing of patents, trademarks, tradenames and licenses and the sale and distribution of the Products.

12. Warranties: The Products sold to LNP under this Agreement are warranted by PEDI (1) confirm to the specifications applicable to the Products MDF at the time of its manufacture, and (2) free and clear of all encumbrances and that PEDI shall convey good and marketable title to the Products to LNP. In the event that any Products fail to conform to the warranties set forth herein, PEDI shall, at PEDI sole cost and expense, either credit LNP for any nonconformity (not to exceed the purchase order amount) or replace, repair or correct the affected Products. The foregoing remedies against PEDI shall be LNP's sole and exclusive remedies for breach of any warranty claims hereunder. PEDI shall have no responsibility or obligation to LNP for warranty claims with respect to Products that have been subjected to alteration, misuse, neglect, accident or other actions or omissions outside the control of PEDI.

13. Assignment: LNP has the right to assign this Agreement without the prior consent of PEDI in writing. Assignee must agree to adhere to all terms and conditions of this agreement period.

14. Confidentiality: PEDI in its capacity hereunder shall not at any time during or after its engagement with LNP reveal, divulge or make known to any person, firm or corporation any confidential knowledge or information or any confidential facts concerning any patents, agreements, methods, developments, schedules, lists or plans of or relating to the Products, and will retain all confidential knowledge and information which it has acquired or which it will acquire during its engagement hereunder relating to such patents, agreements, methods, developments, schedules, lists or plans of or relating to the Products for the sole benefit


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of LNP, its successors, and assign. LNP shall not at any time during or after is engagement with PEDI, reveal, divulge or make known to any person, firm or corporation any confidential knowledge or information or any confidential facts concerning any patents, manufacturing processes, product specifications, product groupings, supplies, customers, methods, processes, developments, schedules, lists or plans of or relating to the business of PEDI, and will retain all confidential knowledge and information which it has acquired or which it will acquire during its engagement hereunder relating to such patents, manufacturing processes, product specifications, product groupings, suppliers, customers, methods, processed, developments, schedules, lists or plans in the business of PEDI for the sole benefit of PEDI, its successors and assigns. LNP shall not reverse engineer or otherwise attempt to duplicate PEDI's patents, patent processes, product specifications or product groupings for its own use.

The confidentiality restrictions of both parties hereunder shall not apply to any knowledge; information or fact held by or know which is generally available to the public, was already known by the receiving party, was disclosed to the receiving party other than under an obligation of confidentiality by a third party who had no confidentiality obligations relating to such information, or as otherwise required to be disclosed by legal authority.

15. Intellectual property: No party hereto grants, either expressly or impliedly, to the other a license or fight to the party's intellectual property rights under this Agreement. Each party shall retain full ownership of all its inventions, patents copyrights, trademark rights or other intellectual property rights and the other party shall have no rights therein under this Agreement including any license to use such intellectual property except as otherwise agreed by the parties in writing.

16. Notice: Any notice to be given by either party to the other shall be in writing and may be transmitted either by personal delivery, overnight courier or by mail (registered or certified, postage prepaid with return receipt requested) to the recipients parties address set forth below:

                  PEDI:       Plastics Engineering & Development, Inc
                              Attn:
                              2731 Locker Avenue West
                              Carlsbad, CA 92008

                  LNP:        Luther Needlesafe Products, Inc.
                              Attn: Joseph G. Antonucci
                              3199 Airport Loop Drive
                              Unit E
                              Costa Mesa, CA 92626

Notices delivered by personal delivery or overnight courier shall be deemed communicated upon receipt. Notices delivered by mail in accordance with this Section shall be deemed communicated as of the second business day following the date of mailing. Either party may change its notice herein by notice of such change given in accordance with this Section.

17. Governing Law: This Agreement shall be governed by and construed in accordance with the internal laws of this State of California.


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18. Attorney's Fees: If any legal action is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, reasonable expert witness fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.

19. Entire Agreement: This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the obligations contained herein and contains all of the covenants and agreements between them with respect to this Agreement. LNP and PEDI each acknowledge that no representations, promises, or agreements, oral or otherwise, have been made by either party or anyone acting on behalf of either party which are not embodied in this Agreement are null and invalid.

20: Modifications. Modifications of this Agreement shall be effective only if contained in writing signed by both LNP and PEDI.

21: Waiver. The failure of LNP to insist on strict compliance with any of the terms, conditions or covenants of this Agreement shall not be deemed a waiver of that term, condition or covenant nor shall any waiver or relinquishment of any right or power to any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

22: Invalidity. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

23: Relationship. The legal relationship between LNP and PEDI is a contractual one as independent contractors to one another, as strictly as set forth in the terms of this Agreement, and nothing herein shall be deemed to create an agency, joint venture or partnership between the parties.

24: Captions. The section captions in this Agreement are for convenience only and shall not govern, limit or aid in the interpretation of the provisions of this Agreement.

25: Counterparts. This Agreement may be executed in counterparts which, taken together, shall constitute one of the same agreement.

IN WITNESS WHEREOF, LNP and PEDI have executed this Agreement on the date first above written.


LUTHER NEEDLESAFE PRODUDUCTS, INC.,      PLASTIC ENGINEERING &
                                         DEVELOPMENT, INC.,
a California corporation                 a California corporation

By:  /s/Joseph G. Antonucci              By:  /s/Jack W. Sparacio
     ------------------------            -----------------------
     Joseph G. Antonucci                      JACK W. SPARACIO
Its: President and CDO                   Its: President


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                                                                       Exhibit A

Sterility

      Criteria - Sterility Assurance Level of 10(-6) . Note: process must be validated. If any chemical system of sterilization's used, residual testing requirements will also apply.

Bacterial Endotoxins (Pyrogens)
      Criteria - Less than 0.5 EU/ml based upon LAL test.

Process
      Criteria - Validation

Packaging
      Criteria - No leaks using ASTM dye penetration test

Pressure
      Criteria - Ability to hold with no loss, at least 15 psi of air for 15 seconds.

Pull Test
      Criteria - All product connections must withstand at least a 5 lb pull test with no failures.